Exhibit 10.2
EXECUTION VERSION
NON-COMPETITION AGREEMENT

ZaZa Energy Corporation
c/o Toreador Holding SAS
5 rue Scribe
Paris, France
Fax: 33 (0) 1 47 03 33 71
August 9, 2011
Todd Alan Brooks
1301 McKinney Street, Suite 2850
Houston, Texas 77010
713-595-1919
Dear Mr. Brooks:
     You acknowledge that, simultaneously with the execution of this letter agreement (this “Agreement”):
     (1) Toreador Resources Corporation, a Delaware corporation (“Toreador”), ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”), ZaZa Energy Corporation, a Delaware corporation, (the “Company”), 50% of the outstanding capital stock of which is owned by Toreador and 50% of the outstanding capital stock of which is owned by ZaZa, and Thor Merger Sub Corporation, a Delaware corporation (“Thor Merger Sub”) and a wholly-owned subsidiary of the Company, are entering into that certain Agreement and Plan of Merger and Contribution, dated as of the date herof (as amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Thor Merger Sub will merge with and into Toreador (the “Toreador Merger”), whereby, subject to the terms of the Merger Agreement, Toreador will become a wholly owned subsidiary of the Company; and
     (2) each of Blackstone Oil & Gas, LLC, a Texas limited liability company, Omega Energy Corp., a Texas corporation, and Lara Energy, Inc., a Texas corporation (collectively, the “ZaZa Members”) are entering into a Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), with the Company and Toreador, pursuant to which at the Effective Time (as defined in the Merger Agreement) the ZaZa Members shall contribute the ZaZa Membership Interests (as defined in the Merger Agreement) held, directly or indirectly, by each of them to the Company (collectively, the “ZaZa Contribution”) in exchange for certain cash or notes and shares of common stock of the Company, whereby, subject to the terms of the Contribution Agreement, ZaZa will become a wholly owned subsidiary of the Company.

     You recognize and acknowledge that, as a controlling person of a ZaZa Member, you will indirectly receive significant and substantial consideration in connection with the Combination.
     You understand that the Merger Agreement contemplates and requires that you and the Company enter into this Agreement and that the execution and delivery of this Agreement by you and your compliance with the terms of this Agreement constitute an inducement and condition of Toreador, ZaZa and the Company to enter into the Merger Agreement and the ZaZa Members and the Company to enter into the Contribution Agreement, and of each of the foregoing to agree to effect the Combination.
     You acknowledge and agree that (i) the geographic, activity and time limitations of the provisions contained in this Agreement are fair, reasonable, necessary and properly required for the adequate and legitimate protection of the business interests of the Company and (ii) you fully understand the nature and purpose of such restrictions and expressly accept them.
     You also acknowledge and agree that, in the event that any geographic, activity or time limitation set forth in this Agreement is deemed to be unreasonable or excessively broad by a court of competent jurisdiction, you shall submit to the reduction of either said geographic, activity or time limitation to such geographic, activity or period as the court shall deem reasonable and such offending provision will be construed by limiting or reducing it, so as to be valid and enforceable to the extent compatible with applicable law or the determination by a court of competent jurisdiction.
     For good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, the Company and you agree as follows:
I.	Prohibited Competition.
A.	Definitions.
1.	For purposes of this Agreement:
(a)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition and otherwise in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For purposes hereof, the Company and its subsidiaries shall not be deemed to be your Affiliates.

(b)	“Business Enterprise” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, sole proprietorship,

company (including any limited liability company or joint stock company), bank, firm or other enterprise, association, trust, trust company, land trust, business trust or other business association or entity.
(c)	“Company Entities” means the Company, ZaZa, Toreador, and their present and future Subsidiaries.

(d)	“Competing Business” means any Oil and Gas Business in or with respect to the Non-Competition Area.

(e)	“Equity Interest” means the equity ownership rights in a Business Enterprise, whether in the form of capital stock, ownership or membership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, or any right, option, warrant, convertible security or indebtedness or other instrument enabling any Person to acquire any of the same.

(f)	“Exempt Business” means the Oil and Gas Business (i) conducted by the entities named on Schedule 1 hereto solely with respect to Oil and Gas Interests owned or leased by such entity as of the date hereof, or (ii) conducted by you or any of your Affiliates solely with respect to Oil and Gas Interests owned or leased by you or your Affiliates after the date hereof that were not located within the Non-Competition Area as such Non-Competition Area existed on the date of acquisition or lease of such Oil and Gas Interests.

(g)	“Non-Competition Area” means the geographical area encompassed within the areas of mutual interest set forth on the maps attached hereto as Exhibit A, and any areas of mutual interest arising pursuant to any written agreement entered into by a Company Entity with an unaffiliated third party after the date hereof and before the date of determination hereunder, which will be set forth on an additional map to be attached hereto to form part of Exhibit A (and a copy of which shall be provided to you by the Company at the time of its entry into such agreement creating such area of mutual interest). The date of determination of the Non-Competition Area hereunder shall be the date of any action to be taken by you that is subject to restriction hereunder during the Restricted Period (as hereafter defined); provided, however, that if the Restricted Period extends beyond the date of termination of your employment under your Employment Agreement (as hereafter defined), the date of determination shall be the date of termination of your employment under your Employment Agreement.

(h)	“Oil and Gas Business” means owning, managing, acquiring,

attempting to acquire, soliciting the acquisition of, operating, controlling or developing Oil and Gas Interests.
(i)	“Oil and Gas Interests” means direct and indirect interests in and rights with respect to crude oil, natural gas, natural gas liquids, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; Hydrocarbons or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, production sharing agreements, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions. For purposes of this definition, “Hydrocarbons” means crude oil, natural gas and natural gas liquids (including coalbed gas).

(j)	“Person” means any individual or Business Enterprise

(k)	“Rejected Opportunity” means any activity otherwise prohibited by Section I.B. hereof that following the Closing (i) has been offered to the Company and (ii) both a majority of the full board of directors of the Company and the majority of the disinterested directors of the Company has determined not to pursue; provided, however, that if the majority of the disinterested directors do not make a determination regarding whether the Company will pursue such opportunity within 10 business days following the offer by you of such opportunity, such opportunity shall thereafter be deemed to be a Rejected Opportunity; and provided, further, that if the Company does not take reasonable steps to pursue such opportunity within 10 business days following written notice by you to the Company that the Company has neglected to pursue such opportunity, such opportunity shall thereafter be deemed to be a Rejected Opportunity.
2.	Capitalized terms used, but not defined, in this Agreement shall have the respective meanings set forth in the Merger Agreement. All references herein to “you” shall be deemed references to each of the counterparties on the signature page to this Agreement.
     B. Non-Competition. From the date hereof until the later of (i) the date of any termination of your employment under an employment agreement to be entered into between you and the Company in connection with the Toreador Merger and the ZaZa Contribution (your “Employment Agreement”), or (ii) the third (3rd) anniversary of the Closing Date (such period, the “Restricted Period”), you hereby agree that you shall not, and shall cause your controlled

Affiliates not to, without the prior written consent of the Company (such consent to be given solely with the approval of a majority of the disinterested directors of the Company), in Company’s sole and absolute discretion, individually or as a principal, owner, officer, director, manager, employee, shareholder, promoter, consultant, contractor, partner, member, joint venturer, agent, equity owner, lender or in any other capacity whatsoever, directly or indirectly:
     1. engage in, carry on or assist, any Competing Business within the Non-Competition Area, in each case other than a Rejected Opportunity or an Exempt Business;
     2. advise, request, induce, attempt to induce or otherwise divert any customer, supplier, licensee or other business relation of any Company Entity to materially curtail, limit or cease doing business with any Company Entity, or in any way materially interfere with the relationship between any such customer, supplier, joint venture partner, licensee or business relation and any Company Entity;
     3. with or in any Business Enterprise, own, acquire, attempt to acquire or solicit the acquisition of (or assist any person or Business Enterprise to own, acquire, attempt to acquire or solicit the acquisition of) (A) any Oil and Gas Interest in or with respect to the Non-Competition Area or (B) any Equity Interest in any Business Enterprise with any Oil and Gas Interests in or with respect to the Non-Competition Area, in each case other than a Rejected Opportunity or an Exempt Business;
     4. materially interfere with any of the Oil and Gas Interests or any business of any of the Company Entities; or
     5. in any way attempt to do any of the foregoing or assist any other Person to do or attempt to do any of the foregoing.
     C. Exception. Nothing in paragraph B of this Section I shall preclude you or any of your controlled Affiliates from purchasing equity interests in any Person if (i) either (x) such equity interest is not publicly traded and you are a passive investor in such Person or (y) such equity interest is publicly traded, (ii) your holdings do not represent beneficial ownership of five percent (5%) or greater of the issued and outstanding voting stock of such Person, and (iii) you and/or your controlled Affiliates do not otherwise control such Person.
II. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement.
III. General.
     A. Term and Termination. The provisions of Section I of this Agreement shall become effective upon the Effective Time. This Agreement shall automatically terminate and become void and of no further force or effect upon the valid termination of the Merger Agreement in accordance with its terms.
     B. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be (i) delivered by hand; (ii) sent by overnight courier; (iii) sent by registered mail, return receipt requested, postage prepaid; or (iv) sent by facsimile transmission. All notices, requests, consents and other communications hereunder will be deemed to have been given either (x) if by hand or by facsimile, at the time of the delivery thereof to the receiving party at the address or facsimile number of such party set forth above; (y) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (z) if sent by registered mail, on the fifth business day following the day such mailing is made.
     C. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
     D. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the party affected by such modification or amendment, and, following the Closing, approved by a majority of the disinterested directors of the Company.
     E. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.
     F. Assignment. The Company may not assign its rights and obligations under this Agreement without your prior written consent. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company. Any such attempted assignment without such prior written consent will be void.
     G. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except for your obligations to the Company as set forth herein, and no person or entity (except for a Company Affiliate or successor in interest, as set forth herein) will be regarded as a third-party beneficiary of this Agreement.
     H. Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Texas, without giving effect to the conflict of law principles thereof.
     I. Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the United States District Court for the Southern

District of Texas or any other court of competent jurisdiction located within the geographic boundaries of Harris County, Texas. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.
     J. Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.
     K. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
     L. Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement could result in substantial, continuing and irreparable injury to the Company and that money damages may not be a sufficient remedy for any breach of this Agreement by you or your Affiliates. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement and you hereby waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this Agreement but shall be in addition to all other remedies available at law or equity to the parties.
     M. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

     N. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     O. Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours, ZaZa Energy Corporation
By:	/s/ Craig M. McKenzie
	Name:	Craig M. McKenzie
	Title:	Vice President and Secretary

Accepted and Approved:
By:	/s/ Todd Alan Brooks
	Name:	Todd Alan Brooks

Schedule 1
Blackstone Oil and Gas, LLC
Neuhaus Brooks Investments, LLC
T Brooks Investments, LLC
Mineral Acquisition Company of Texas, LLC
North Sandy Creek Management, LLC
Todd Alan Brooks Non Exempt Trust
Todd Alan Brooks GST Exempt Trust

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